Exhibit 10.85

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into effective as of the 18th day of October 2004 (“Effective Date”), by and between Epicor Software Corporation, a Delaware corporation (the “Corporation”), and CHB management GmbH, a Swiss Corporation (“Consultant”).

R E C I T A L S

A. Consultant performs all of its services through Andreas Kemi (“Kemi”).

B. Kemi has served as a Senior Executive of a subsidiary of the Corporation and has acquired an extensive background in and knowledge of the Corporation’s business and industry in which the Corporation operates.

C. Kemi’s employment with the Corporation has recently terminated and the Corporation desires to periodically retain Kemi’s experience, skills, abilities, background and knowledge and is willing to periodically engage Consultant as a consultant to the Corporation upon the terms contained herein.

D. Kemi desires to act through his Company (Consultant) and is willing to do so upon the terms contained herein.

NOW THEREFORE, in consideration of the foregoing recitals and of the mutual promises contained herein, the parties hereto agree as follows:

1. Consulting Services. Corporation and Consultant hereby agree that Consultant shall periodically and at the Corporations request, act as a consultant to the Corporation to periodically provide advice and consulting in connection with the Corporation’s business, and to perform such other tasks as reasonably requested by the Chief Executive Officer of the Corporation. Any specific consulting tasks to be performed by Consultant pursuant to this Agreement shall be confirmed in a written Description of Services between Consultant and the Corporation’s CEO and shall include description of the tasks, estimated timing, expenses, and other applicable details. For purposes of the Description of Services, an acknowledged and accepted email exchange between the parties shall suffice as a writing. All consulting services shall be provided by Consultant at the times and places and in the manner reasonably determined by Consultant as agreed to by the Corporation and consistent with the Corporation’s requirements.

2. Compensation.

(a) Daily Fee for Services Rendered. Corporation shall pay to Consultant a consulting fee of $250.00 (USD) per hour up to $2,000 (USD) per 8-hour day of actual consulting services agreed to by the parties and rendered by Consultant pursuant to this Agreement and separate Descriptions of Services. The manner and timing of the payment of such fees shall be agreed to by the parties and included as part of each Description of Services pursuant to item 1 above.

(b) Submission of Services Report and Expenses. For each mutually agreed Consulting assignment which Consultant performs pursuant to this Agreement, Consultant shall also be entitled to receive reimbursement for his reasonable out of pocket expenses actually incurred in performing under this Agreement. Consultant will submit to Corporation a statement of his reasonable out-of-pocket expenses incurred in connection with the performance of Consultant’s duties under the Agreement. Such expenses shall be reimbursed by Corporation on a monthly basis against invoices provided by Consultant to Corporation to support these expenses. All travel and other expenses must be reasonable and any unusual or excessive expense items must be approved in advance in writing or email by the CFO or CEO of the Corporation.

(c) As a result of this Agreement, the Corporation shall not be obligated to provide any other types of benefits or services to Consultant, including, but not limited to, medical benefits, stock options, severance, vacation accrual, etc.

3. Term of Agreement. Subject to section 4 hereof, the term of this Agreement shall commence on the Effective Date and continue year to year thereafter for three years, unless it is terminated earlier by either party pursuant to sections 4 and/or 5 herein.

4. Termination of Agreement - 10 Days Notice. Notwithstanding any other provision of this Agreement, either party hereto may terminate this Agreement at any time by giving ten (10) days written notice to the other party. In the event Corporation terminates this Agreement pursuant to this provision, Corporation shall only be responsible to Consultant for compensation due under this agreement for services rendered by Consultant as of the effective date of termination. Corporation shall not be responsible to Consultant for any fees under section 2 herein for any work performed or expenses incurred following the Effective date of Corporation’s notice of termination to Consultant.

5. Termination for Default. Should either party hereto default in the performance of this Agreement, the non-breaching party, at its own option, may immediately terminate this Agreement by giving written notification to the breaching party. For purposes of this Section, default in the performance of this Agreement shall include, but not be limited to the following:

(a) failure, refusal or neglect to render services hereunder; or

(b) failure to perform or observe any provision of this Agreement.

6. No Agency. Consultant agrees not to hold himself out as an employee of Corporation or its related and/or affiliated companies. Consultant shall have no authority to make commitments for or on behalf of, or to bind or obligate in any way, Corporation or any of its related and/or affiliated companies without the CEO of the Corporation’s prior written approval. Neither the Consultant nor any employees or agents of Consultant are entitled to the benefits provided by Corporation to Corporation’s employees. Consultant is responsible for making all international, federal, state, and local tax and other required payments and for filing all returns in connection with such payments.

7. Confidentiality. Consultant acknowledges that he will receive confidential information and trade secrets (the “Confidential Information”) from Corporation in the course of performing the Services. The Confidential Information shall be deemed to include all the information Consultant receives from Corporation, except anything designated as not confidential. Consultant agrees to maintain the secrecy of Corporation’s Confidential Information and agrees not to use it except in performing the Services and not to disclose it to any other person. “Confidential Information” shall not include any information that is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the recipient party or is rightfully acquired by the recipient party from a third party who is not in breach of an agreement to keep such information confidential.

8. Independent Contractor. Consultant is an independent contractor. Neither Consultant nor Consultant’s employees are, or shall be deemed for any purpose to be, employees or agents of Corporation and neither party shall have the power or authority to bind the other party to any contract or obligation. Corporation shall not be responsible to Consultant, Consultant’s employees or any governing body for any payroll-related taxes or insurance related to the performance of the terms of this Agreement.

9. Indemnity. Corporation shall indemnify and hold Consultant harmless from any and all third party claims made against Consultant to the extent that such claim or action is based on Consultant’s performing his duties on Corporations behalf pursuant to the terms of this Agreement. Additionally, Each party hereto, at its own expense, will defend, indemnify and hold the other harmless against any third party claim or action brought against the indemnified party to the extent that such claim or action is based on the indemnifying party’s gross negligence or intentional misconduct arising out of this Agreement; and provided (i) the indemnifying party is promptly notified in writing of such claim; and (ii) the indemnified party cooperates with the indemnifying party in the defense or settlement of any such claim or action.

10. Other Business Activities. During the terms of this Agreement, Consultant shall devote and will continue to devote his time, attention and energies to the business activities required of Consultant by Corporation under this Agreement as mutually agreed by the parties. Subject to the terms of this Agreement, nothing herein however shall prevent Consultant from becoming retained and/or employed by any other entity or person other than Corporation during the term of this Agreement.

11. Withholding Taxes. The Corporation will not withhold any amounts from the fees paid herein as any type of income tax withholding from wages or as employee contributions under international or United States or California law including, but not limited to, the Federal Insurance Contribution Act or the California State Unemployment Insurance Code or make employer contributions thereunder with respect thereto. Consultant acknowledges that he shall be solely responsible for the estimation and payment of any international, federal or state income taxes and any international, federal or state insurance contributions on income attributable hereunder.

12. Miscellaneous.

(a) Further Acts. The parties hereto shall execute any and all other documents and do any and all other acts necessary or convenient to effectuate the purposes of this Agreement.

(b) Heirs, Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, successors and assigns. Since this Agreement is based upon the unique ability of Consultant, he shall have no right to assign this Agreement or any of his rights hereunder without the prior written consent of the Corporation.

(c) Notices. All notification and communications hereunder shall be in writing and shall be given either by personal delivery thereof or by such means as will assure overnight delivery to the person(s) to whom the notice is addressed. Notice given by overnight delivery shall be deemed given one day after being placed in the hands of a reputable carrier. All notifications made to CORPORATION or Consultant under this Agreement shall be made to the following respective addresses:

Epicor Software Corporation	CHB Management GmbH

18200 Von Karman Ave, Suite 1000

Irvine, California 92618

Attn.: Chief Executive Officer	Attn: Andreas Kemi

(d) Attorneys’ Fees. In the event legal proceedings are commenced or legal advice is sought for the enforcement of this Agreement, for damages for breach hereof, or for any interpretation hereof, the prevailing party shall be entitled to receive costs incurred and attorneys’ fees from the losing party.

(e) Governing Law. This Agreement shall be governed by and interpreted in accordance with the provisions of the laws of the State of California.

(f) Entire Agreement. This Agreement represents the entire agreement between the parties hereto, and any prior contract or agreement between the parties hereto relating to the subject matter hereof, to the extent it contradicts this Agreement shall be canceled and shall be of no further force and effect. This Agreement shall have no impact upon Consultant’s and Corporation’s Compromise Agreement dated effective as of August 13, 2004 and which is not amended, or modified by this Agreement and which shall remain in full force and effect.

(g) Amendment. This Agreement shall not be deemed modified, altered, changed or amended in any respect, unless done in writing and signed by both of the parties hereto.

The parties hereto have executed this Agreement as of the date set forth below.

EPICOR SOFTWARE CORPORATION

(“Corporation”)

By:	/s/ John D. Ireland
Its:	General Council Vice President
Date: October 18, 2004

CHB Management GmbH (“Consultant”)

By	/s/ Andreas Kemi
Its:
Date: October 17, 2004

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